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                                                                    EXHIBIT 10.1

BANK OF AMERICA                                          BUSINESS LOAN AGREEMENT

This Agreement dated as of JANUARY 26, 2000, is between Bank of America, N.A. (the "Bank") and

Edelbrock Corporation (the "Borrower").

1.      LINE OF CREDIT AMOUNT AND TERMS

1.1     LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Two Million and 00/100 Dollars ($2,000,000.00).

(b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and February 1, 2002, (the "Expiration Date") unless the Borrower is in default.

1.3     Interest Rate.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Prime Rate.

(b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.4     REPAYMENT TERMS.

(a) The Borrower will pay interest on March 1, 2000, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than thirty (30) days after the Expiration Date.

1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)     Short Term Fixed Rates.

1.6     Letters of Credit.

(a)     This line of credit may be used for financing:

        (i) commercial letters of credit with a maximum maturity of 180 days but not to extend more than 180 days beyond the Expiration Date. The commercial letter of credit will require drafts payable at sight.

        (ii) standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date.

        (iii) The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Two Million and 00/100 Dollars ($2,000,000.00).


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(b)     The Borrower agrees:

        (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

        (ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

        (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank. Without limiting the foregoing, no letter of credit may be issued that contains a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

        (iv) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

        (v) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.


2.      OPTIONAL INTEREST RATES

2.1 OPTIONAL RATES. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2 SHORT TERM FIXED RATE. The election of Short Term Fixed Rates shall be subject to the following terms and requirements:

(a) The "Short Term Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply during the applicable interest period.

(b) The interest period during which the Short Term Fixed Rate will be in effect will be no shorter than 30 days and no longer than one year.

(c) Each Short Term Fixed Rate Portion will be for an amount not less than the following:

        (i) for interest periods of 91 days or longer, Five Hundred Thousand Dollars ($500,000).

        (ii) for interest periods of between 30 days and 90 days, One Million Dollars ($1,000,000).

(d) A Short Term Fixed Rate may be elected only for the entire principal amount outstanding under this Agreement.

(e) Each prepayment of a Short Term Fixed Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(f)     The prepayment fee shall be equal to the amount (if any) by which:

        (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

        (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).


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3.      DISBURSEMENTS, PAYMENTS AND COSTS

3.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

3.2 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

3.3 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

3.4 Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at the Bank's Prime Rate plus 2 percentage points. This will not constitute a waiver of any default.

3.5 Interest Compounding. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Prime Rate plus 1 percentage points. This may result in compounding of interest.

4.      CONDITIONS

The Bank must receive any documents and other items it may reasonably require, including but not limited to the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement.

4.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

4.2     Other Items. Any other items that the Bank reasonably requires.

5.      REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

5.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

5.2 Authorization. This Agreement has been duly authorized and is enforceable without conflict with any laws or any other obligation of the Borrower.

5.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

5.4 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

5.5 Financial Information. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) and any trustor's financial condition, including all material contingent liabilities.

(b)     in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor) or any trustor.


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5.6     Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrowers financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

5.7 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

5.8 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

6.      COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

6.1 Use of Proceeds. To use the proceeds of the credit only for short term operating capital and to issue commercial and standby letters of credit to support general purposes except for worker's compensation insurance.

6.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 150 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis and must be accompanied by a Borrower prepared consolidating income statement.

(b) Within 45 days of the period's end, the Borrower's quarterly financial statements. The statements shall be prepared with a consolidated balance sheet and both consolidated and consolidating income statements.

6.3 Current Ratio. To maintain on a consolidated basis a ratio of current assets to current liabilities of at least 1.5:1.0.

6.4 Tangible Net Worth. To maintain on a consolidated basis tangible net worth equal to at least Sixty Million Dollars ($60,000,000), assessed quarterly.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

6.5 Total Liabilities to Tangible Net Worth. To maintain on a consolidated basis a ratio of total liabilities to tangible net worth not exceeding 1.5:1.0., assessed quarterly.

"Total liabilities" means the sum of current liabilities plus long-term liabilities.

6.6 Debt Coverage Ratio. To maintain on a consolidated basis, a debt coverage ratio of at least 1.50:1, assessed quarterly.

"Debt coverage ratio" is defined as net profit plus depreciation divided by the current portion of long term debt.

6.7 Other Debts. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)     Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)     Obtaining surety bonds in the usual course of business.

(d) Liabilities and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank.

(e)     Additional purchase money indebtedness for equipment.

(f) Additional purchase money obligations for the acquisition of real property not to exceed Three Million Dollars ($3,000,000) in the aggregate at any time.


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6.8     Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)     Deeds of trust and security agreements in favor of the Bank.

(b)     Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in property acquired after the date of this Agreement which secures indebtedness, to the extent permitted elsewhere in this Agreement.

(e) Additional liens which secure obligations in a total principal amount not exceeding Three Million Dollars ($3,000,000) to the extent permitted elsewhere in this Agreement.

6.9 Paydown Period. To reduce the amount of advances outstanding under this Agreement to zero for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and February 1, 2001, and each subsequent one-year period (if any).

6.10    Notices to Bank. To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) any material adverse change in the Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f) any actual material contingent liabilities of the Borrower (or any guarantor), and any such material contingent liabilities which are reasonably foreseeable.

6.11 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

6.12 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

6.13 General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrowers properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

6.14 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)     liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company except when cash contributions to partnerships and or joint ventures do not exceed Two Million Dollars ($2,000,000) in the aggregate at any one time.

(d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(e) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the Borrowers business or the Borrower's assets except in the ordinary course of the Borrower's business.


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(f)     enter into any sale and leaseback agreement covering any of its existing fixed assets.

(g) acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, which shall not be unreasonably withheld.

(h) voluntarily suspend its business for more than 10 consecutive days in any 30 day period, except for normal holidays.

6.15 ERISA Plans. Promptly during each year, to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.      HAZARDOUS WASTE INDEMNIFICATION

The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrowers property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrowers obligations to the Bank.

8.      DEFAULT

If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

8.2 False Information. The Borrower (or any guarantor) has given the Bank false or misleading information or representations.

8.3 Bankruptcy. The Borrower (or any guarantor) or any trustor files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor) or any trustor or the Borrower (or any guarantor) or any trustor makes a general assignment for the benefit of creditors.

8.4 Receivers. A receiver or similar official is appointed for the Borrowers (or any guarantors) or any trustor's business, or the business is terminated.

8.5 Lawsuits. Any lawsuit or lawsuits are filed against the Borrower (or any guarantor) in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

8.6 Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage.

8.7 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantors) financial condition or ability to repay.

8.8 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrowers (or any guarantors) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.


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8.9     Default under Related Documents. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

8.10 Other Bank Agreements. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

8.11 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

9.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2     California Law. This Agreement is governed by California law.

9.3 Successors and Assigns. This Agreement is binding on the Borrowers and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4 Arbitration. Any claim or controversy ("Claim") between the parties, whether arising in contract or tort or by statute including, but not limited to, Claims resulting from or relating to this Agreement shall, upon the request of either party, be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, US Code). Arbitration proceedings will be conducted in accordance with the rules for arbitration of financial services disputes of J.A.M.S./Endispute. The arbitration shall be conducted in any U.S. state where real or tangible personal property collateral for the credit is located or if there is no such collateral, in California. The arbitration hearing shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement, and any award, which may include legal fees, shall be issued (with a brief written statement of the reasons therefore) within thirty (30) days of the close of hearing. Any dispute concerning whether a claim is arbitrable or barred by the statute of limitations shall be determined by the arbitrator. This arbitration provision is not intended to limit the right of any party to exercise self-help remedies, to seek and obtain interim or provisional relief of any kind or to initiate judicial or non-judicial foreclosure against any real or personal property collateral.

9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.7 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its


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parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.6 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of January 23, 1997 between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.


This Agreement is executed as of the date stated at the top

BANK OF AMERICA, N.A.                        EDELBROCK CORPORATION

x /s/ ROBERT J. LOVIE                        x /s/ JEFFREY L. THOMPSON
 -----------------------------------          ---------------------------------
By: Robert J. Lovie, Vice President          By: Jeffrey L. Thompson
                                                  Executive Vice President
                                                 Address in Notices:

Address where notices to the
Bank are to be sent:

Los Angeles West Commercial Banking Office
#01417                                       2700 California Street
2049 Century Park East, Suite 200            Torrance, CA 90503
Los Angeles, CA 90067